Aflac Incorporated Form 8-K

EXHIBIT 99.1

AFLAC INCORPORATED TO INCREASE QUARTERLY CASH DIVIDEND 7.1%,

RESUME SHARE REPURCHASE AS EARLY AS FOURTH QUARTER

COLUMBUS, Georgia – August 10, 2010 – Aflac Incorporated announced today that its board of directors approved a 7.1% increase in the quarterly cash dividend, effective with the fourth quarter payment. The fourth quarter dividend of $.30 per share is payable on December 1, 2010, to shareholders of record at the close of business on November 17, 2010.

The company also announced today its intent to resume share repurchase activities. Since first initiating a share repurchase program in 1994, the company has purchased 232.1 million shares. Aflac suspended its share repurchase program in the fourth quarter of 2008, following the onset of the financial crisis. At the end of June 2010, the company had 32.4 million shares available for repurchase under authorizations from the board of directors.

Commenting on today’s announcements, Aflac Chairman and Chief Executive Officer Daniel P. Amos stated: “I am very pleased with today’s action by our board of directors to approve an increase in the cash dividend effective with the fourth quarter payment. This action is consistent with the expectations we have expressed throughout the last several quarters. Extending our lengthy track record of dividend increases is important to Aflac and to those who own a part of this company. This increase will mark the 28th consecutive year in which we have raised the dividend.

“I’m also pleased to announce the resumption of Aflac’s share repurchase program. As we have frequently conveyed, our primary focus throughout 2009 and into this year has been on building capital. This conservative approach has resulted in Aflac’s strong U.S. and Japanese capital adequacy ratios. Our strong capital position, combined with relative stability in global credit markets, gives us confidence to resume repurchasing our shares. Depending on market conditions, we may purchase up to three million shares as early as the fourth quarter of this year. We currently anticipate buying six to 12 million shares in 2011.

“Going forward, we will continue to prudently balance our objectives of maintaining strong capital ratios while growing earnings at a pace we believe our owners will find attractive. For 2010, we remain focused on increasing operating earnings per diluted share by approximately 10% before the effect of foreign currency. Our goal for 2011 of increasing operating earnings by 8% to 12% before the impact of foreign currency remains unchanged.”

ABOUT AFLAC

When a policyholder gets sick or hurt, Aflac pays cash benefits fast. For 55 years, Aflac insurance policies have given policyholders the opportunity to focus on recovery, not financial stress. In the United States, Aflac is the number one provider of guaranteed-renewable insurance. In Japan, Aflac is the number one insurance company in terms of individual insurance policies in force. Aflac insurance products provide protection to more than 50 million people worldwide. For four consecutive years, Aflac has been recognized by Ethisphere magazine as one of the World’s Most Ethical Companies, and Forbes magazine named Aflac as America’s Best-Managed Company in the Insurance category. In 2010, Fortune magazine recognized Aflac as one of the 100 Best Companies to Work For in America for the twelfth consecutive year and also included Aflac on its list of Most Admired Companies for the ninth time. Aflac Incorporated is a Fortune 500 company listed on the New York Stock Exchange under the symbol AFL. To find out more about Aflac, visit aflac.com.

FORWARD-LOOKING INFORMATION

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” to encourage companies to provide prospective information, so long as those informational statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those included in the forward-looking statements. We desire to take advantage of these provisions. This document contains cautionary statements identifying important factors that could cause actual results to differ materially from those projected herein, and in any other statements made by Company officials in communications with the financial community and contained in documents filed with the Securities and Exchange Commission.

Forward-looking statements are not based on historical information and relate to future operations, strategies, financial results or other developments. Furthermore, forward-looking information is subject to numerous assumptions, risks and uncertainties. In particular, statements containing words such as “expect,” “anticipate,” “believe,” “goal,” “objective,” “may,” “should,” “estimate,” “intends,” “projects,” “will,” “assumes,” “potential,” “target” or similar words as well as specific projections of future results, generally qualify as forward-looking. Aflac undertakes no obligation to update such forward-looking statements. We caution readers that the following factors, in addition to other factors mentioned from time to time, could cause actual results to differ materially from those contemplated by the forward-looking statements: difficult conditions in global capital markets and the economy; governmental actions for the purpose of stabilizing the financial markets; defaults and downgrades in certain securities in our investment portfolio; impairment of financial institutions; credit and other risks associated with Aflac’s investment in perpetual securities; differing judgments applied to investment valuations; subjective determinations of amount of impairments taken on our investments; limited availability of acceptable yen-denominated investments; concentration of our investments in any particular sector; concentration of business in Japan; ongoing changes in our industry; exposure to significant financial and capital markets risk; fluctuations in foreign currency exchange rates; significant changes in investment yield rates; deviations in actual experience from pricing and reserving assumptions; subsidiaries’ ability to pay dividends to the Aflac Incorporated (the Parent Company); changes in law or regulation by governmental authorities; ability to attract and retain qualified sales associates and employees; decreases in our financial strength or debt ratings; ability to continue to develop and implement improvements in information technology systems; changes in U.S. and/or Japanese accounting standards; failure to comply with restrictions on patient privacy and information security; level and outcome of litigation; ability to effectively manage key executive succession; catastrophic events; and failure of internal controls or corporate governance policies and procedures.

Analyst and investor contact – Kenneth S. Janke Jr., 800.235.2667 – option 3, FAX: 706.324.6330, or kjanke@aflac.com

Media contact – Laura Kane, 706.596.3493, FAX: 706.320.2288, or lkane@aflac.com